                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the First Quarter of 2024

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - February 12, 2024 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 30, 2023.

Financial Results
Total revenues for the 13 weeks ended December 30, 2023 were $47,487,000 versus $47,445,000 for the 13 weeks ended December 31, 2022.
The Company's EBITDA, excluding gains on the forgiveness of Paycheck Protection Program Loans (the "PPP Loan Forgiveness") and adjusted for other items all as set out in the table below, for the 13 weeks ended December 30, 2023 was $2,572,000 versus $3,018,000 for the 13 weeks ended December 31, 2022. Net income for the 13 weeks ended December 30, 2023 was $1,370,000 (which includes PPP Loan Forgiveness of $285,000), or $0.38 per basic and diluted share, compared to net income of $1,725,000 (which includes PPP Loan Forgiveness of $272,000), or $0.48 and $0.47 per basic and diluted share, respectively, for the 13 weeks ended December 31, 2022.
On February 6, 2024, the Board of Directors declared a quarterly cash dividend of $0.1875 per share to be paid on March 13, 2024 to shareholders of record of the Company's common stock at the close of business on February 29, 2024.
As of December 30, 2023, the Company had a cash balance of $12,122,000 and total outstanding debt of $6,742,000.

About Ark Restaurants Corp.
Ark Restaurants owns and operates 17 restaurants and bars, 16 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Four restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Income
For the 13-week periods ended December 30, 2023 and December 31, 2022
(In Thousands, Except per share amounts)

	13 Weeks Ended December 30, 2023	13 Weeks Ended December 31, 2022

TOTAL REVENUES	$47,487	$47,445
COSTS AND EXPENSES:
Food and beverage cost of sales	12,071	12,435
Payroll expenses	16,977	16,522
Occupancy expenses	6,332	6,183
Other operating costs and expenses	6,092	5,932
General and administrative expenses	3,320	3,137
Depreciation and amortization	1,092	1,033
Total costs and expenses	45,884	45,242
OPERATING INCOME	1,603	2,203
OTHER (INCOME) EXPENSE:
Interest expense, net	160	339
Other income	(26)	—
Gain on forgiveness of PPP Loans	(285)	(272)
Total other (income) expense, net	(151)	67
INCOME BEFORE PROVISION FOR INCOME TAXES	1,754	2,136
Provision for income taxes	158	114
CONSOLIDATED NET INCOME	1,596	2,022
Net income attributable to non-controlling interests	(226)	(297)
NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$1,370	$1,725

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP. PER COMMON SHARE:
Basic	$0.38	$0.48
Diluted	$0.38	$0.47

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,604	3,600
Diluted	3,631	3,648

EBITDA Reconciliation:
Income before provision for income taxes	$1,754	$2,136
Depreciation and amortization	1,092	1,033
Interest expense, net	160	339
EBITDA (a)	$3,006	$3,508
EBITDA, adjusted:
EBITDA (as defined) (a)	3,006	3,508
Non-cash stock option expense	77	79
Gain of forgiveness of PPP Loans	(285)	(272)
Net income attributable to non-controlling interests	(226)	(297)
EBITDA, as adjusted	$2,572	$3,018

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliations of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.
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